Exhibit 99.1

KOREAN FUEL CELL CARTRIDGE MANUFACTURER EXTENDS AGREEMENT
WITH DIRECT METHANOL FUEL CELL CORPORATION

PASADENA, CA.—October 4, 2006— VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that its subsidiary, Direct Methanol Fuel Cell Corporation (DMFCC), has signed an amended cartridge design and certified manufacturer agreement with Elentec Co., Ltd. of Suwon-city in the Republic of (South) Korea. Elentec is already a cartridge manufacturing partner of DMFCC, and the amendment extends the agreement until 2011.

Elentec Co., Ltd. is a diversified company with electronic and portable power products. It produces lithium ion battery packs to power cell phones, PDAs, camcorders and laptop computers. Elentec is experienced in producing injection molded plastic parts, and has injection molding capability in its Suwon factory. Elentec is a leading Korean supplier of lithium ion battery packs for portable electronic devices to OEMs worldwide.

“Elentec has already produced prototype cartridges for DMFCC”, reports CEO Dr. Carl Kukkonen. “With their close relationships with Korean OEMs, Elentec has proved to be a great partner. We plan to be working with them for a long time”.

DMFCC focuses on producing methanol fuel cartridges that will provide the energy source for laptop computers, cell phones and other portable electronic devices to be powered by direct methanol fuel cells. These fuel cell powered devices are expected to be introduced into the marketplace by major electronic product manufacturers.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. It has been announced that direct methanol fuel cells are being developed for portable electronic applications by companies such as Samsung and LG in Korea, and by Toshiba, NEC, Hitachi and Sanyo in Japan.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

About Elentec: Elentec is a diversified technology company with products including battery packs for mobile phones, camcorders, PDAs and notebook computers, printed circuit board assemblies, remote control units, game pads, television set-top boxes, and fingerprint identification machines. Elentec was founded in 1977, has 750 employees and is listed on the Korean stock exchange (KOSDAQ). Elentec is headquartered in Suwon-city, south of Seoul in the Republic of Korea where it has two factories. Elentec also has a network of overseas factories in Malaysia, Mexico, China and India. For more information please visit the web site at www.elentec.co.kr.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.